Exhibit 99.1

REVENUES AND EARNINGS FOR GREYSTONE LOGISTICS, INC.

Tulsa, OK—(Accesswire)—11/3/15—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reported first quarter sales of $5,569,981 for the three months ended August 31, 2015 compared to $6,066,371 for the prior period. The company reported net income of $48,396 for the quarter ended August 31, 2015 compared to $352,673 for the prior period. The company reported a net loss attributable to common shareholders of $(91,315), $(0.00) per share, compared to net income attributable to common shareholders of $214,498, $0.01 per share, for the three months ended August 31, 2015 and 2014, respectively.

“For the past several months, Greystone has been preparing for expected growth in our heavy duty pallet sales”, stated Warren Kruger, CEO. Kruger continued, “The costs associated with this effort has had an impact on our reported earnings. As discussed previously, our new generation lighter-weight 100% recycled plastic 48x40 pallet that hits weight requirements with OSHA has been given high marks at many testing facilities in the U.S. and based on that testing, we have just received an initial 40,000-unit purchase order. A new enhanced mold that is expected to be in full production within two months is on order. To meet expected demand, Greystone has ordered an additional injection molding machine which should be operational in about March 2016. This new machine will be manufacturing the new generation 48X40 pallet. Greystone’s plastic tolling services to TriEnda Holdings, LLC are expected to be in full production within the next month which will provide additional revenue. We are continuing to broaden our base of products and customers to enhance our growth in the future.”

Greystone Logistics is a “Green” manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin. Excess plastic not used in production of pallets is reprocessed for resale.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2015.